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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person*

   Paribas
--------------------------------------------------------------------------------
   (Last, First Middle)

   Equitable Tower - 787 Seventh Avenue
--------------------------------------------------------------------------------
   (Street)

   New York, NY  10019
--------------------------------------------------------------------------------
   (City, State  Zip)


================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

   11/10/98
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Issuer Name and Ticker or Trading Symbol

   BMJ Medical Management, Inc. (BONS)
================================================================================
5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


      --------------------------------------------------------------------

================================================================================
6. If Amendment, Date of Original (Month/Day/Year)


================================================================================
7. Individual or Joint/Group Filing  (Check applicable line)

   [ X ] Form Filed by One Reporting Person

   [   ] Form Filed by More than One Reporting Person

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v)

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------
(1)
------------------------------------------------------------------------------------------------------------------------------------
(2)
------------------------------------------------------------------------------------------------------------------------------------
(3)
------------------------------------------------------------------------------------------------------------------------------------
(4)
------------------------------------------------------------------------------------------------------------------------------------
(5)
------------------------------------------------------------------------------------------------------------------------------------
(6)
------------------------------------------------------------------------------------------------------------------------------------
(7)
------------------------------------------------------------------------------------------------------------------------------------
(8)
------------------------------------------------------------------------------------------------------------------------------------
(9)
------------------------------------------------------------------------------------------------------------------------------------
(10)
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(11)
------------------------------------------------------------------------------------------------------------------------------------
(13)
------------------------------------------------------------------------------------------------------------------------------------
(14)
------------------------------------------------------------------------------------------------------------------------------------
(15)
------------------------------------------------------------------------------------------------------------------------------------
(16)
------------------------------------------------------------------------------------------------------------------------------------
(17)
------------------------------------------------------------------------------------------------------------------------------------
(18)
------------------------------------------------------------------------------------------------------------------------------------
(19)
------------------------------------------------------------------------------------------------------------------------------------
(20)
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                          ================================================================================
                                        Table II -- Derivative Securities Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
                          --------------------------------------------------------------------------------

                                                              3. Title and Amount of Securities
                                                                 Underlying Derivative Security
                                   2. Date Exercisable           (Instr. 4)
                                      and Expiration Date     ---------------------------------
                                      (Month/Day/Year)                                    Amount
                                   ----------------------                                 or
                                   Date       Expira-                                     Number
1. Title of Derivative             Exer-      tion                                        of
   Security (Instr. 4)             cisable    Date            Title                       Shares
-------------------------          -------------------------------------------------------------------------------
(1)  Common Stock Warrants         6/30/98    6/30/08         Common Stock                  175,000
------------------------------------------------------------------------------------------------------------------
(2)  Common Stock Warrants         6/30/98    6/30/08         Common Stock                  165,000
------------------------------------------------------------------------------------------------------------------
(3)  Series A Convertible          6/30/98                    Common Stock                1,473,684
     Preferred Stock
------------------------------------------------------------------------------------------------------------------
(4)  Common Stock Warrants         6/29/98    6/29/08         Common Stock                  106,451
------------------------------------------------------------------------------------------------------------------
(5)  Common Stock Warrants         11/9/98    11/9/08         Common Stock                  959,038
------------------------------------------------------------------------------------------------------------------

                          --------------------------------------------------------------------------------
                                        Table II (cont.) -- Derivative Securities Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
                          --------------------------------------------------------------------------------
                                                             5. Owner-
                                                                ship
                                                                Form of
                                                                Derivative
                                         4. Conver-             Security:
                                            sion or             Direct           6. Nature of
                                            Exercise            (D) or              Indirect
                                            Price of            Indirect            Beneficial
1. Title of Derivative                      Derivative          (I)                 Ownership
   Security (Instr. 4)                      Security            (Instr.5)          (Instr. 5)
--------------------------------------------------------------------------------------------------------
(1)  Common Stock Warrants                  $9.00                  D
--------------------------------------------------------------------------------------------------------
(2)  Common Stock Warrants                  $0.01                  D
--------------------------------------------------------------------------------------------------------
(3)  Series A Convertible                   $4.75                  I                Owned directly by
     Preferred Stock                                                                Paribas Principal
                                                                                    Incorporated
--------------------------------------------------------------------------------------------------------
(4)  Common Stock Warrants                  $0.01                  I                Owned directly by
                                                                                    Paribas Principal
                                                                                    Incorporated
--------------------------------------------------------------------------------------------------------
(5)  Common Stock Warrants                  $0.01                  I                Owned directly by
                                                                                    Paribas Principal
                                                                                    Incorporated
========================================================================================================

Explanation of Responses:

Paribas is a subsidiary of Compagnie Financiere de Paribas, a diversified holding company organized under the laws of the Republic of France. The operating subsidiaries of Compagnie Financiere de Paribas engage in a wide variety of banking, financial services, manufacturing, trading, development and related activities. Paribas Principal Incorporated is a subsidiary of Paribas.



       /s/ Steven Alexander                                     11/19/98
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient. See Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

SEC 1473 (7-96)